Exhibit 10.2

**AGREEMENT FOR THE CONDUCT OF CLINICAL TRIALS ON MEDICINAL PRODUCTS**

[This constitutes an unofficial English translation of the original Italian document. The Italian document shall govern in all respects, including interpretation.]

“Open-label phase 1/2 study to evaluate the safety, biological response, and efficacy of a single dose of Temferon (autologous hematopoietic stem and progenitor cells enriched with CD34+ and genetically modified with human Interferon-α2) in patients with metastatic renal carcinoma.”

**BETWEEN**

Ospedale San Raffaele S.r.l. (hereinafter referred to as the “Institution”), with registered office at 20132 Milan (MI), via Olgettina no. 60, registered with the Economic Administrative Registry at the Milan Chamber of Commerce under no. MI-1972938, with tax code, VAT number, and registration number with the Milan Companies Register 07636600962 (Share Capital € 60,817,200.00), a company with a single shareholder subject to the direction and coordination of Gruppo San Donato S.p.A., represented by the Director of Research, Dr. Anna Flavia d’Amelio Einaudi.

**AND**

Genenta Science S.p.A., with registered office at Via Olgettina 58, 20132 Milan, VAT 08738490963, represented by its legal representative Dr. Pierluigi Paracchi (CEO), acting as Chief Executive Officer (CEO) (hereinafter referred to as the “Sponsor”).

Hereinafter individually/collectively referred to as “the Party/the Parties.”

**Whereas**:

A. The Sponsor intends to conduct, in accordance with Regulation (EU) No. 536/2014 (hereinafter “Regulation”), a clinical trial titled “Open-label phase 1/2 study to evaluate the safety, biological response, and efficacy of a single dose of Temferon (autologous hematopoietic stem and progenitor cells enriched with CD34+ and genetically modified with human Interferon-α2) in patients with metastatic renal carcinoma” (hereinafter “Trial”), concerning Protocol version no. 1.0 dated May 10, 2024, and its duly approved subsequent amendments (hereinafter “Protocol”), EudraCT code no. 2024-512898-27-00, at the Institution, under the responsibility of Prof. Andrea Necchi, as the scientific supervisor of the trial covered by this Contract (hereinafter “Principal Investigator”), in the Department of Oncology, led by Prof. Michele Reni (hereinafter “Trial Center”), and Prof. Fabio Ciceri as co-investigator, in the Department of Hematology and Bone Marrow Transplant.

B. The Sponsor has designated Dr. Carlo Russo, Chief Medical Officer & Head of Development, as the scientific reference for its scope. The Sponsor may change the scientific reference by written notice to the Institution.

C. The Trial Center possesses the technical and scientific expertise to conduct the Trial and is appropriately structured to conduct the trial in compliance with current regulations.

D. The Principal Investigator and their direct collaborators, qualified to exercise discretion in executing the Protocol (hereinafter “Co-investigators”), along with all other persons involved in any part of the Trial under the Principal Investigator’s supervision, are competent to conduct the Trial in accordance with applicable regulations, are familiar with the Protocol and good clinical practice standards, and meet the necessary regulatory requirements, including compliance with applicable regulations regarding conflict of interest.

E. Except as may otherwise be agreed in writing by the Parties, the Institution shall conduct the Trial exclusively within its facilities.

F. The Institution is equipped with appropriate facilities for conducting the Trial as specified in the Protocol.

G. The Trial has been duly authorized in accordance with Chapter II of the Regulation, with a national authorization from AIFA uploaded on the EU portal pursuant to Article 80 of the Regulation on September 30, 2024, which includes the opinion issued by the National Ethics Committee for clinical trials on advanced therapies.

H. Pursuant to Article 76 of the Regulation and applicable national provisions, the Sponsor has taken out the insurance policy as specified in Article 8 of this Contract.

I. In negotiating this Contract, the Parties have based their agreement on the template approved by the National Coordination Center of Territorial Ethics Committees pursuant to Article 2, paragraph 6, of Law No. 3 of January 11, 2018, and, in compliance with the homogeneity of administrative, economic, and insurance aspects referred to therein, have agreed to supplement and/or modify the relevant provisions to govern the specificities and peculiarities of the Trial based on the following reasons, as specified below for each addition or modification:

- **Article 3 and following**: It is specified that, although Prof. Andrea Necchi (Medical Oncology) is the Principal Investigator, the study will take place at two separate operating units of the Institution: the Hematology and Bone Marrow Transplant Unit (where autologous transduced stem cell transplantation and Temferon administration and follow-up will take place) and the Medical Oncology Unit (responsible for the patient’s oncological treatment).

- **Article 3.8**: Timelines for the delivery of Data Collection Forms and the resolution of clarification requests are specified.

- **Article 4 and following**: The method of providing study drugs is specified, with Temferon (proprietary IMP) provided for free and full reimbursement for the purchase of other IMPs (Plerixafor, Lenograstim, Busulfan, Cabozantinib, and Pembrolizumab). There are no auxiliary medications or background therapy.

- **Article 4.2**: The possibility of making the clinical trial drug available after the study, beyond the observation period, for patients who have obtained clinical benefit from the trial drug does not apply to the gene therapy in this study.

- **Article 5**: No loan for use is provided.

- **Article 7.2 (Duration, Termination, and Resolution)**: The clause regarding CRO (insolvency) has been removed as the study’s financial management is fully managed by the Sponsor.

- **Article 9 (Final Report, Ownership, and Use of Results)**: The use of the Trial data and results by the Institution can occur only with the Sponsor’s prior written authorization and once the goals of such use have been shared.

- **Article 10 (Confidentiality of Technical and Commercial Information and Disclosure of Results)**: The same principle applies to the Investigator, who may disclose and publish the Trial results only with the Sponsor’s prior written authorization. Article 9.5 has been simplified, given it is a single-center study.

- **Annex A (Budget - omitted)**: The annex has been modified to adapt it to the specificities of the study.

The Parties agree and stipulate as follows:

Article 1 – Entirety of the Contract

1.1 The preamble, the Protocol, even if not physically attached, and all annexes, including the budget (Annex A - omitted) and the glossary related to personal data protection (Annex B - omitted), are integral and essential parts of this Contract.

Article 2 – Purpose

2.1 The Sponsor entrusts the Institution with the execution of the Trial under the conditions specified in this Contract, in accordance with the Protocol, any subsequent amendments, as well as with the modifications to this Contract/budget arising from these and formalized through the necessary, promptly signed amendment documents.

The Sponsor declares it has appointed the Contract Research Organization Alira Health S.r.l., based in Milan, Tax ID 03274820236, and VAT IT03274820236 (hereinafter referred to as “CRO”), which operates in compliance with the D.M. of November 15, 2011, and is registered with the National Observatory on Clinical Trials of Medicinal Products (OsSC), to carry out activities related to the Trial, granting it the necessary powers and related mandate with representation by agreement dated August 22, 2024. The Institution acknowledges being aware of this appointment.

2.2 The Trial must be conducted in strict compliance with the Protocol, in its current version, accepted by the Principal Investigator and approved by the Ethics Committee and Competent Authority, in accordance with the current regulations on clinical trials of medicinal products and the ethical and deontological principles that guide the medical professionals involved.

2.3 The Trial must also be conducted in accordance with the principles contained in the Convention on Human Rights and Biomedicine, the updated version of the Declaration of Helsinki, the current rules of Good Clinical Practice, and in compliance with the applicable transparency and anti-corruption laws, as well as personal data protection laws in accordance with the current regulations.

2.4 By signing this Contract, the Parties declare that they are aware of and accept the content mentioned above. To the extent necessary and to their knowledge, each Party declares that the activities provided for in this Contract do not violate any commitments it has made with third parties.

2.5 The Sponsor and the Principal Investigator, with an obligation to protect patient health, may, when circumstances arise, adopt urgent and appropriate measures to ensure patient safety, such as the temporary suspension of the study (discontinuation of treatment for patients already involved in the trial or the suspension of the inclusion of new subjects), following the procedures set forth in Article 38 of Regulation (EU) No. 536/2014, while the Sponsor is obliged to promptly inform the Ethics Committee, the Competent Authority, and the Trial Centers (who will then inform study participants) of any new events, measures taken, and a plan of actions to be taken, completing the procedures specified by current regulations in a timely manner. Upon notification from the investigator of a serious adverse event, the Sponsor promptly reports all suspected serious adverse reactions to the electronic database as per paragraph 2 of Article 42 of Regulation (EU) No. 536/2014, also by reporting under paragraph 3.

2.6 The Institution plans to enroll approximately 12 patients by December 31, 2025, though the inclusion period is subject to change based on enrollment progress, potential failure in identifying patients, or patients withdrawn from the study before treatment. The Parties acknowledge that any increase in the number of patients to be involved at the Institution’s trial center must be pre-approved by the Parties and submitted to the Ethics Committee and Competent Authority with an appropriate amendment. It is understood that such an increase, conducted under the stated conditions, does not require an additional agreement to this Contract if the agreed economic conditions per patient apply to all additional patients.

2.7 The Institution and Sponsor will retain documentation related to the Trial (permanent file “investigator site file” for the Institution and “trial master file” for the Sponsor) for the period and under the specifications indicated by the current legislation (or for a longer period if required by other applicable laws or an agreement between the Institution and Sponsor). Upon expiration of this period, the Parties may agree on the terms of an extended retention period.

2.8 The Institution and Sponsor, each within its scope of competence, also undertake to retain the aforementioned documentation using forms of digitization (or dematerialization) in compliance with applicable regulations. Regardless of whether the documentation storage related to the Trial concerns personal data (either specific or not), as defined in Regulation (EU) No. 679/2016 (hereinafter “GDPR”), the Institution and Sponsor must adopt all physical and technical measures required by Article 32 of the GDPR and perform the necessary security checks as stipulated by current regulations, to protect data, information, and documents (both paper and electronic). The storage system used must guarantee not only the integrity of data, information, and documents in both paper and electronic formats but also their future readability for the entire duration of the retention obligation. For the fulfillment of this obligation, both the Sponsor and the Institution may engage external entities responsible for managing this storage obligation.

2.9 The Sponsor, Institution, and Principal Investigator must adhere to the guidelines, directives, instructions, and recommendations provided by the Ethics Committee and Competent Authority.

Article 3 – Principal Investigator and Co-Investigators

3.1 The Principal Investigator will be assisted in conducting the Trial by direct collaborators, qualified according to the Protocol to intervene with discretionary powers in its execution (hereinafter “Co-Investigators”), as well as by staff, both healthcare and non-healthcare, appointed by the Institution. Co-Investigators and other staff will operate under the Principal Investigator’s responsibility for aspects related to the Trial. The aforementioned individuals must be qualified to conduct the Trial and must have received adequate prior training on the Protocol, according to current regulations, from the Sponsor; each of them must have expressed their willingness to participate in the Trial. In particular, the Principal Investigator is required to monitor the proper conduct of the activities of the Co-Investigators and other staff participating in the Trial, with special reference to cases of radiation or suspension that may arise for some of them during the Trial.

It is emphasized that this Trial will be conducted in two separate units within the Institution, namely, the Hematology and Bone Marrow Transplantation unit (where the autologous transplant of transduced stem cells will be performed, and Temferon will be administered along with follow-up) and the medical oncology unit (which will be responsible for the patient’s oncology treatment).

3.2 The Parties acknowledge that the Principal Investigator, as the Institution’s general point of contact with the Sponsor, is responsible for complying with all obligations imposed on the Institution by the current regulations on clinical trials of medicinal products.

3.3 This relationship exists between the Sponsor and the Institution. Each of the Parties is not involved in the other’s relationships with its representatives and/or employees (particularly the Sponsor’s relationship with the Institution, Principal Investigator, Co-Investigators, and all other personnel participating in the Trial, and the Institution’s relationship with the Sponsor, the CRO, or any other representative and/or employee). Therefore, each is released from any claims that these individuals may make in connection with the Trial.

3.4 Concerning the Trial under this Contract, the Parties acknowledge that they have complied with the provisions of Article 7 of the Regulation and Article 6, paragraph 4 of Legislative Decree May 14, 2019, No. 52, as amended by Article 11-bis of Law July 17, 2020, No. 77, converting Decree-Law May 19, 2020, No. 34 (“Relaunch Decree”).

3.5 If the relationship between the Principal Investigator and the Institution should end for any reason, the Institution must promptly inform the Sponsor in writing, indicating a replacement and reporting it in the European electronic database. The designation of the replacement must be approved by the Sponsor and the relevant Ethics Committee. The Institution guarantees that the new Principal Investigator meets the requirements to continue the study, accepts the terms and conditions of this Contract, and commits to following the Protocol in conducting the Trial. While waiting for the approval of the substantive amendment for changing the Principal Investigator, the Investigator appointed by the Institution ensures the necessary continuity of the trial activity.

If the Sponsor does not wish to accept the proposed replacement nominated by the Institution, or if the Institution does not propose a replacement, the Sponsor may withdraw from this Contract in accordance with Article 7.

3.6 The Principal Investigator or their delegate, before starting the Trial, must obtain the informed consent of the patient or their legal representative, as required by current regulations on clinical trials, and consent to the processing of personal data in accordance with the applicable national and EU regulations on data protection, as further outlined in Article 11.

3.7 The Principal Investigator is obliged to record and document in detail all adverse events and serious adverse events and to report them to the Sponsor within the deadlines specified by current legislation. Furthermore, the Principal Investigator must provide any other clinically relevant information specified in the Protocol (e.g., pregnancy) directly or indirectly related to conducting the Trial, as required by the Protocol, Good Clinical Practice standards, and applicable regulations on pharmacovigilance and clinical trials of medicinal products.

3.8 The Institution ensures the proper conduct of the Trial by the Principal Investigator and personnel under their responsibility according to the highest standards of diligence. In particular:

3.8.1 The Principal Investigator must deliver all Data Collection Forms (Case Report Forms - CRFs) correctly completed and pseudonymized, following the procedures and within fifteen (15) business days from the completion of each visit as defined by the Trial Protocol and applicable regulations, either in paper or electronic format, and in any case promptly as per GCP, within the deadlines set by the Trial Protocol.

3.8.2 The Principal Investigator also undertakes to resolve the clarification requests (queries) generated by the Sponsor within five (5) business days from the completion of each visit as provided in the Trial Protocol.

3.8.3 To verify the correspondence between the data recorded in the Data Collection Forms and those contained in the original documents (e.g., clinical records), the Institution and the Principal Investigator permit direct access to the original data during monitoring visits and any audits conducted by the Sponsor and inspections by the Competent Authorities, including remote procedures, provided that patient privacy and data protection laws are not violated.

3.8.4 The Institution and the Principal Investigator, after being given appropriate notice, must allow the proper conduct of monitoring, auditing, and inspection activities at the Trial Center, the medical oncology unit, and the Hematology and Bone Marrow Transplantation Department by the Sponsor’s personnel and the Competent Authorities, to ensure the regular execution of the Trial.

3.8.5 The Sponsor acknowledges that the Institution may conduct internal quality checks (internal GCP audits) related to the Trial within its facilities, in accordance with its quality system and procedures.

3.9 The Institution will promptly inform the Sponsor if a Competent Authority notifies the Institution of an inspection/audit related to the Trial. If not expressly denied by the Competent Authority, the Institution will authorize the Sponsor to participate, sending to the Sponsor any written communication received and/or transmitted in connection with or as a result of the inspection/audit. These activities must not, in any way, prejudice the regular institutional activities of the Institution.

3.10 The Institution and the Sponsor ensure that biological samples (blood, urine, saliva, etc.) from patients involved in the Trial under this Contract, or any substudy included in the Protocol and subject to the patient’s informed consent, will be used exclusively for the Trial under this Contract, according to the Protocol and current regulations. Any storage and subsequent use are subject to obtaining specific informed consent from the patient (or their parent/legal guardian), approval from the Ethics Committee, and must comply with the limits and safeguards provided by current laws and the guidelines specified in Article 1, paragraph 1, letter b, of Legislative Decree May 14, 2019, No. 52.

Article 4 – Investigational Medicinal Products, Materials, and Services

4.1 The Sponsor commits to provide the Institution, at no cost, with the investigational product (TemferonTM) in quantities deemed necessary and sufficient for the proper execution of the Trial throughout its duration (hereinafter “Investigational Medicinal Product”). Additionally, the Sponsor agrees to reimburse the Institution for other medicines outlined in the protocol, including Plerixafor, Lenograstim, Busulfan, Cabozantinib, and Pembrolizumab, in accordance with Annex 1, point 3, Table I of the Ministerial Decree of December 21, 2007 (hereinafter “Other Investigational Medicinal Products”). Quantities of the Investigational Medicinal Product and Other Investigational Medicinal Products provided by the Sponsor shall correspond to the study’s case numbers and remain solely for Trial use. The Institution shall manage receipt, tracking through batch registration, labeling, and appropriate disposal as required. The Institution will bear the costs of background therapies excluded from comparative therapeutic strategies. The Sponsor further undertakes to supply, at its own expense, all additional materials required for the Trial (hereinafter, “Materials”), as well as laboratory, diagnostic, and monitoring tests necessary for the utilization of the Investigational Medicinal Product and Other Investigational Medicinal Products or for achieving the primary and secondary objectives of the Trial (hereinafter, “Services”).

4.2 The Investigational Medicinal Product shall be dispatched by the Sponsor to the Institution’s Pharmacy, which will manage its registration, appropriate storage, and distribution to the Principal Investigator, as per the Protocol and applicable regulations. The Other Investigational Medicinal Products shall be purchased directly by the Institution’s Pharmacy, which will handle their registration, appropriate storage, and distribution to the Principal Investigator as stipulated by the Protocol and in line with prevailing regulatory standards.

4.3 The Investigational Medicinal Product must be accompanied by an appropriate delivery document addressed to the Pharmacy, specifying the drug type, quantity, batch number, storage requirements, expiration date, and Trial references (protocol code, Principal Investigator, and relevant Trial Center).

4.4 The Institution and the Principal Investigator are required to utilize the Investigational Medicinal Product, the Other Investigational Medicinal Products, and the Materials exclusively within the scope and for the purpose of the Trial. The Institution is prohibited from transferring or assigning to third parties the Investigational Medicinal Product, the Other Investigational Medicinal Products, and/or the Materials/Services provided by the Sponsor under this Agreement.

4.5 Any expired or otherwise unusable Other Investigational Medicinal Products, or those unused upon conclusion of the Trial, shall be disposed of by the Institution at the Sponsor’s expense. The disposal fee set by the Institution’s Pharmacy is €1,500.00 per disposal.

For the disposal of Temferon, the Sponsor shall issue a written disposal request to the Institution, with associated disposal costs also borne by the Sponsor. The Institution agrees to supply the Sponsor with duly certified proof of disposal in conformity with applicable regulations. For the disposal of unused Other Investigational Medicinal Products and related services, the Sponsor will compensate the Institution in accordance with the amount specified in Annex A (paragraph “Fees and Compensation” - part 1) of this Agreement. This amount will be invoiced with standard VAT by the Institution as an “ancillary consideration for the Trial, pertaining to the disposal of expired or unused Other Investigational Medicinal Products.”

Article 5 – Loan for Use

The Parties acknowledge that no assets and/or equipment will be granted to the Institution on loan for use by the Sponsor.

Article 6 – Compensation

6.1 The agreed compensation, previously assessed by the Institution, per eligible, evaluable patient who has completed the experimental treatment in accordance with the Protocol and for whom the relevant CRF/eCRF has been duly completed, inclusive of all expenses incurred by the Institution for the execution of the Trial and all related activities, is detailed in Part 1 of Annex A – Budget “Fees and Compensation.”

6.2 The Sponsor agrees to pay the amounts due under this article based on an adequate, justified accounting statement, agreed upon by the Parties. Payment of the above compensation will be made on a quarterly basis as indicated in the Budget (Annex A, paragraph “Payments and Invoices”), based on the number of patients involved in the respective period, treatments received according to Protocol, and completed and validated CRF/eCRFs, as approved by the Sponsor.

6.3 Plasma concentration monitoring of Busulfan (laboratory test) indicated in Annex A (paragraph “Fees and Compensation,” part 1) and required by the Protocol, as approved by the Ethics Committee, will not incur any costs to the Institution as it will be performed centrally.

6.4 The Institution shall receive no compensation for patients deemed unevaluable due to non-compliance with the Protocol, violations of Good Clinical Practice, or failure to comply with current clinical trial regulations. Additionally, no compensation will be provided for patients included after notification of Trial interruption or completion by the Sponsor, or beyond the maximum number of subjects specified in this Agreement, unless previously agreed upon with the Sponsor.

6.5 The Sponsor will also reimburse the Institution, based on the trial rate in effect at the Institution, for any additional costs arising from medical/diagnostic activities, including possible hospitalizations, not provided for in the Protocol or its subsequent amendments, and not already covered by the above compensations, if these activities become essential for the proper clinical management of the trial participant. Reimbursement will only be made if these activities and their related costs are promptly communicated, justified, and documented in writing to the Sponsor and approved by the Sponsor in writing, while ensuring the codified form of the patient’s personal data.

6.6 If, during the course of the Trial, it becomes necessary to increase financial support for the Institution, the Sponsor may supplement this Agreement with an addendum/amendment to provide for an adequate budget increase.

6.7 In compliance with regulations on mandatory electronic invoicing for the supply of goods and services, including private transactions, the Institution will issue invoices in XML format and send them through the Interchange System (SDI). For this purpose:

●	the Sponsor provides its details:

○	COMPANY NAME: Genenta Science S.p.A.

○	DESTINATION CODE/PEC: genentascience@legalmail.it

○	VAT NUMBER: 08738490963

●	the Institution provides its details:

○	OSPEDALE SAN RAFFAELE S.R.L., Via Olgettina, 60 – 20132 Milano, TAX CODE and VAT NUMBER 07636600962
at UNICREDIT S.P.A., Largo Francesco Anzani, 13, 00153 Rome, ITALY
IBAN: IT34 C 02008 05364 000101972801
BIC CODE: UNCRITMMORR

6.8 Payments made for services provided by the Institution (i) represent the fair market value of such services, as they align with the applicable fee schedule at the Institution, (ii) have been negotiated on standard commercial terms, and (iii) are not based on the volume or value of prescriptions or any economic activities generated between the Parties. For activities performed or expenses incurred in relation to Patients participating in the Trial, for which the Sponsor is liable, neither the Institution nor the Principal Investigator shall seek other reimbursements or payments from third parties.

6.9 Within the limits and terms set forth in the Protocol and as approved by the Ethics Committee, the Sponsor makes available to Trial participants reimbursement for “out-of-pocket” expenses, provided these are actually incurred, documented, and associated with Trial participation at the Institution, following procedures previously approved by the Ethics Committee. Reimbursement will be physically provided to participants by an external, specialized organization (hereinafter referred to as “Service Provider”), which has been formally commissioned by the Sponsor and designated as the data processor for the patients’ personal data. The Institution will also enter into an agreement with the Service Provider as the data controller for the patients’ personal data. The Service Provider is compensated by the Sponsor but operates independently and may not in any way transfer patients’ personal data to the Sponsor, of which the Sponsor is not the data controller.

Costs related to items not specified in Annex A or not included in the Protocol will not be reimbursed.

The criteria and methods specified in paragraph 3 shall apply, where applicable, to other forms of outsourced services related to the Trial that are regulated by the Protocol and have received favorable evaluation by the Ethics Committee.

Article 7 – Duration, Withdrawal, and Termination

7.1 This Agreement will take effect on the date of its final signature (“Effective Date”) and will remain in force until the actual completion of the Trial at the Institution, as specified in the Protocol, unless modified by mutual agreement between the Parties. Notwithstanding the foregoing, this Agreement will take effect following the issuance of formal authorization by the Competent Authority.

7.2 The Institution reserves the right to withdraw from this Agreement by providing written notice with a 30-day advance notice to the Sponsor via registered mail or PEC in the event of:

- Insolvency of the Sponsor, settlement agreements (even extrajudicial) with the Sponsor’s creditors, or initiation of enforcement proceedings against the Sponsor.

- Transfer of all or part of the Sponsor’s assets to creditors or an agreement with them for a debt moratorium.

The notice will take effect from the time the Sponsor receives it.

7.3 The Sponsor, pursuant to Article 1373, paragraph 2, of the Italian Civil Code, reserves the right to withdraw from this Agreement at any time for just cause by providing written notice via registered mail or PEC with a 30-day notice period. The notice will take effect from the time it is received by the Institution. In the event of Sponsor withdrawal, the obligations undertaken and expenses incurred by the Institution as of the withdrawal notice date will remain unaffected. In particular, the Sponsor shall reimburse the Institution for all documented, irrevocable expenses incurred to ensure the proper and effective execution of the Trial (including, where applicable, expenses incurred by the Institution on behalf of the patient-participants) and compensation accrued to that point. In the case of early termination, the Sponsor retains ownership of all data and results, even partial, obtained by the Institution during the Trial, as well as any subsequent data or results derived from or related to it.

7.4 In the event of an interruption of the Trial, pursuant to applicable regulations, the Sponsor will compensate the Institution for documented expenses and accrued compensation up to that point.

7.5 It is understood that early termination of the Agreement will not entitle either Party to seek indemnification or additional payment beyond what has been agreed.

7.6 The effects of this Agreement will automatically terminate under Article 1454 of the Italian Civil Code if one of the Parties fails to fulfill an obligation within 30 days of receiving a written demand for compliance from the other Party. The applicability of Articles 1218 and following of the Italian Civil Code remains unaffected.

7.7 In the event of termination of this Agreement due to reasons other than the Institution’s breach, the Institution shall be entitled to reimbursement for expenses incurred for the Trial before receiving notice of termination and to compensation for services rendered in accordance with the Protocol and this Agreement, in proportion to the activities performed up to the termination date. The Institution agrees to return any amounts previously paid by the Sponsor for activities not yet performed.

7.8 In all cases of interruption or termination of this Agreement, all precautions will be taken to ensure the utmost protection of patients already involved, in accordance with the Protocol approved by the Ethics Committee, ensuring therapeutic continuity within the limits and methods provided in Article 4.2.

Article 8 - Insurance Coverage

8.1 The Sponsor is required to ensure, in accordance with current legislation, compensation for damages suffered by patients and attributable to their participation in the clinical trial as outlined in the Protocol, commensurate with the nature and scope of the resulting risks.

8.2 Without prejudice to the provisions of Article 76 of the Regulation for low-intervention trials, the insurance coverage provided by the Sponsor covers civil liability for the Sponsor, the Institution hosting the Trial, the Principal Investigator, and other Investigators involved at the Institution’s Trial Center.

8.3 By signing this Agreement, the Sponsor declares that it has taken out appropriate third-party liability insurance (policy no. 390-76845879, with HDI-GLOBAL SE) to cover the risk of possible damages to patients arising from their participation in the Trial, as required by the Ministerial Decree of July 14, 2009. The insurance policy has been deemed legally compliant and adequately protective by the Ethics Committee for the subjects involved in the Trial.

8.4 By signing this Agreement, the Sponsor agrees to bear the consequences of any inadequacies, including unforeseen ones, in the above-mentioned insurance coverage, supplementing it if necessary, in accordance with Article 7.1.

8.5 In particular, should the Sponsor intend to withdraw from the Agreement, it ensures that the insurance company will, in any case, provide coverage for individuals already included in the clinical trial, including the continuation of the Trial, in compliance with Article 2, paragraph 3 of the Ministerial Decree of July 14, 2009.

Article 9 - Final Report, Ownership, and Use of Results

9.1 The Sponsor undertakes to disclose, in accordance with legal requirements and upon completion of the Trial, all study results, even if negative.

9.2 The Sponsor is responsible for preparing the final clinical report and sending a summary of the Trial results to the Principal Investigator and the Ethics Committee within the legally specified timeframe. Regardless of the outcome of a clinical trial, the Sponsor will, within a year of its conclusion, submit a summary of the results to the EU database according to Article 37.4 of Regulation (EU) No. 536/2014.

9.3 All data, results, information, materials, discoveries, and inventions arising from the Trial’s execution, in pursuit of its objectives, are the exclusive property of the Sponsor, except in cases where Investigators, if eligible, have rights to be recognized as authors. If the Sponsor initiates or plans to initiate a patent application process for inventions developed during the Trial, the Institution, and specifically the Principal Investigator, commits to providing the necessary support to the Sponsor, including documentation, at the Sponsor’s expense.

9.4 The Institution may use the Trial’s data and results, over which it is the autonomous data controller by law, solely for its institutional scientific and research purposes, with prior written authorization from the Sponsor. Such use should not, under any circumstances, compromise the confidentiality or patent protection of the Sponsor’s intellectual property rights. The Institution must notify the Sponsor in writing of the purpose of its intended use of data and results.

The Parties mutually acknowledge their ownership of industrial and intellectual property rights related to their pre-existing knowledge (background knowledge).

9.5 The provisions of this article shall remain valid and effective even after the termination or cessation of this Agreement’s effects.

Article 10 - Confidentiality of Technical and Commercial Information and Dissemination of Results

10.1 By signing this Agreement, each Party undertakes to maintain the confidentiality, for the entire duration of this Agreement (extendable through negotiation until the information becomes public domain), of all technical and/or commercial information provided by the other Party and/or developed during the course of the Trial and in pursuit of its objectives (including, but not limited to, the Investigator Brochure, information, data, and materials concerning the investigational medicinal product). Such information qualifies as “Trade Secrets” under Articles 98 and 99 of the Italian Industrial Property Code (Legislative Decree No. 30/2005, as amended by Legislative Decree No. 63/2018 implementing EU Directive 2016/943), adopting all appropriate contractual, technological, or physical measures to protect such information, including from its employees, collaborators, subcontractors, grantors, or successors.

Each Party further declares and guarantees that:

(i) its Trade Secrets have been lawfully acquired, used, and disclosed, with no known legal actions, disputes, or claims for damages or indemnification – even out of court – by third parties asserting ownership of such secrets.

(ii) it will indemnify and hold the other Party harmless from any legal actions, disputes, claims for damages, or indemnification claims, even if pursued out of court, by third parties asserting ownership of such Trade Secrets.

10.2 The Parties are required to ensure the proper and accurate dissemination and publication of the Trial results, as well as their appropriate communication to participating patients and patient representatives. The Sponsor is required, under applicable law, to promptly disclose the results, even if negative, upon completion of the Trial, once data from all participating Centers is available, and in any case, within the deadlines established by applicable EU provisions.

10.3 The Principal Investigator has the right, with prior written authorization from the Sponsor, to disseminate and publish, without limitation, the results of the Trial obtained at the Institution, in compliance with current provisions regarding the confidentiality of sensitive data, data protection, and intellectual property rights, as well as the terms and conditions outlined in this Agreement. To ensure the accuracy of data collection and the veracity of data and results processing from the Trial obtained at the Institution, at least 60 days before any presentation or publication, the Principal Investigator must submit the draft document to the Sponsor. Should issues arise concerning the scientific integrity of the document and/or regulatory, patent, or intellectual property matters, the Parties and the Principal Investigator shall review the document within the following 60 days. The Principal Investigator will consider the Sponsor’s suggestions for presentation or publication, but only if necessary to protect the confidentiality of information, personal data, and intellectual property, provided they do not compromise data reliability or patient rights, safety, and well-being.

10.4 The Sponsor acknowledges it has no right to request the removal of information contained in the document, except when such requests and changes are necessary to protect data confidentiality, data protection, and intellectual property.

10.5 For the purpose of filing a patent application, the Sponsor may request the Principal Investigator to defer the publication or presentation of the document for an additional 90 days, if deemed necessary.

Article 11 - Personal Data Protection

11.1 The Parties, in carrying out the activities provided under this Agreement, agree to process any personal data they may become aware of during the clinical trial in compliance with the objectives stated in the previous articles and in accordance with Regulation (EU) 2016/679 of the European Parliament and Council of April 27, 2016 (“GDPR”), as well as related national legislative and administrative provisions in force, including any subsequent amendments and/or integrations (hereinafter collectively referred to as “Data Protection Laws”). Any institutional regulations of the Parties must be communicated to the Sponsor in advance and in detail.

11.2 The terms used in this article, in the Agreement, in the privacy notice and consent documentation, and in any other document used for the purposes of the clinical trial, must be understood and used in the manner defined in Annex B.

11.3 The Institution and the Sponsor qualify as independent data controllers under Article 4, paragraph 17 of the GDPR. Each Party shall, at its own cost, handle the appointment of Data Processors and assign functions and duties to designated persons operating under its authority in compliance with the GDPR and current legislation.

11.4 For the purposes of the Trial, personal data will be processed for the following categories of data subjects: participants in the trial and individuals working for the Parties. Such individuals are informed of the data processing through appropriate notification. For the purposes of the Trial, the following types of personal data will be processed: personal data as defined in Article 4, paragraph 1 of the GDPR; data falling under “special categories” of personal data, specifically health and sexual life data, and genetic data as per Article 9 of the GDPR. Such data will be processed in compliance with the principles of lawfulness, fairness, transparency, adequacy, relevance, and necessity as provided in Article 5, paragraph 1 of the GDPR.

11.5 The Sponsor may transfer data to affiliates of the Sponsor’s group and third parties operating on its behalf, including entities outside the European Union, only in compliance with Articles 44 and following of the GDPR. In such cases, the Sponsor shall ensure an adequate level of data protection. If the Sponsor is located in a country outside the EU, and the European Commission has determined that such country does not provide an adequate level of protection per Articles 44 and 45 of the GDPR, the Sponsor and the Institution must complete and sign the Standard Contractual Clauses approved by the European Commission, provided in the absence of other legal provisions (this document is not attached to this Agreement).

11.6 The Parties guarantee that authorized personnel processing personal data for the Trial shall comply with principles protecting the right to data protection and confidentiality and that individuals accessing personal data are obliged to process it in accordance with the instructions provided by the data controller, consistent with this article.

11.7 The Principal Investigator is identified by the Institution as the individual authorized to process data under Article 29 of the GDPR and designated under Article 2-quaterdecies of the Italian Personal Data Protection Code (Legislative Decree 196/2003, as amended by Legislative Decree 101/2018).

11.8 The Principal Investigator must inform each patient, in a clear and comprehensive manner, before the start of the Trial (including preparatory and screening phases), about the nature, purpose, results, consequences, risks, and methods of personal data processing. Specifically, the patient must be informed that national and international authorities and the Ethics Committee may access the Trial-related documentation as well as the original medical records as part of monitoring, verification, and research control activities. These authorities, as well as Monitors and Auditors, may view such documents within the scope of their respective competencies.

11.9 The Principal Investigator must obtain from the duly informed patient the consent document not only for participating in the Trial but also for data processing. The Institution is responsible for storing this document.

11.10 Should either Party become aware of a personal data breach, it shall notify the other within 48 hours of discovering the breach. Each Party retains the authority to assess the existence of conditions for and fulfill its obligations under Articles 33 and 34 of the GDPR.

Article 12 - Amendments

12.1 This Agreement and its annexes/addendums, together with the Protocol as an integral part, constitute the entire agreement between the Parties.

12.2 This Agreement may be amended or supplemented only with the written consent of both Parties. Any modifications will be documented in an addendum to this Agreement and will take effect from the date of signing unless otherwise agreed upon by the Parties.

Article 13 - Anti-Corruption and Crime Prevention Regulations

13.1 The Institution and the Sponsor agree to comply with anti-corruption regulations applicable in Italy.

13.2 The Sponsor declares that it has adopted monitoring and control measures to comply with and implement the provisions of Legislative Decree 231 of June 8, 2001, as well as, where applicable and not in conflict with Italian law, the principles of the United States Foreign Corrupt Practices Act and their subsequent amendments. The Institution and its clinical and administrative structures agree to cooperate in good faith, within the limits of Italian law, with the Sponsor’s personnel and management to facilitate the full and correct implementation of these obligations and the Sponsor’s operational procedures for these purposes.

13.3 The Parties also acknowledge that both the Institution and the Sponsor have adopted an organizational, management, and control model in compliance with the principles outlined in the Decree (each a “Compliance Model”), a Code of Ethics (each a “Code of Ethics”), and an Anti-Corruption Policy, available on the Institution’s website at https://www.hsr.it/strutture/ospedale-san-raffaele/trasparenza and on the Sponsor’s website at https://ir.genenta.com/corporate-governance, to prevent liability for the commission of offenses specified by the Decree and the related sanctions.

13.4 The Institution and the Sponsor mutually agree to inform each other immediately of any potential violation of this article of which they become aware and to make all relevant data and documentation available for verification.

13.5 The Parties may disclose the terms of this Agreement or any amendment for any legitimate purpose, within the limits of data protection regulations.

13.6 A violation of the provisions of this article constitutes a material breach of this Agreement pursuant to Article 1456 of the Italian Civil Code, thereby undermining the trust relationship between the Parties.

Article 14 - Transfer of Rights, Assignment of the Agreement

14.1 This Agreement is fiduciary in nature; therefore, the Parties may not assign or transfer it, in whole or in part, to third parties without the prior written consent of the other Party. In any case, the assignee must explicitly accept all terms and conditions of this Agreement. Any transfer of rights not meeting these conditions will be considered null and void.

14.2 In the event of a name change by the Institution that does not alter its legal identity, an amendment to this Agreement will not be required. The Institution is still obliged to promptly notify the Sponsor of such a name change.

Article 15 - Signature and Tax Obligations

15.1 This Agreement is signed digitally in accordance with applicable regulations. Taxes and fees related to the execution of this Agreement, including the stamp duty on the electronic original under Article 2 of Annex A, Part I of DPR 642/1972, and the registration fee, must be paid in compliance with applicable laws. The Parties agree that the stamp duty shall be the exclusive responsibility of the Sponsor, while registration fees are borne by the Party requesting registration.

Article 16 - Governing Law and Jurisdiction

16.1 The law governing this Agreement is that of the Italian Republic.

16.2 For any disputes arising from the interpretation, application, and execution of this Agreement, while the Parties agree to attempt an out-of-court resolution, the exclusive jurisdiction shall be the Court of Milan.

Article 17 - Omitted

Article 18 - Acknowledgment and Acceptance of the Entire Agreement

The Parties acknowledge for mutual clarity that this Agreement, prepared based on the minimum content identified under Article 2, paragraph 6 of Law 3 of January 11, 2018, is considered known and accepted in its entirety by both Parties. Therefore, the provisions of Articles 1341 and 1342 of the Italian Civil Code do not apply.

Milan, on 14/10/2024

For the Sponsor:

The Legal Representative or their Delegate:

Dr. Pierluigi Paracchi
/s/ Pierluigi Paracchi	10/14/2024

Milan, on 21/10/2024

For the Institution:

Research Director
Dr. Anna Flavia d’Amelio Einaudi
/s/ Anna Flavia d’Amelio Einaudi

For acknowledgment of the provisions that concern him:

Principal Investigator
Prof. Andrea Necchi
/s/ Andrea Necchi

For acknowledgment of the provisions that concern him:

Co-Investigator
Prof. Fabio Ciceri
/s/ Fabio Ciceri